Exhibit 23.2

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in the Registration Statements of Pharmaceutical Product Development, Inc. and its subsidiaries on Form S-8 (File Nos. 333-107005, 333-39974, 333-33760, 333-80691, 333-28435, 333-20925) of our report dated February 24, 2004, appearing in the Annual Report on Form 10-K of Pharmaceutical Product Development, Inc. for the year ended December 31, 2003.

/s/ DELOITTE & TOUCHE LLP

Raleigh, NC

February 24, 2004